UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 14, 2005

  CUMMINS INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other Jurisdiction of Incorporation)	1-4949 (Commission File Number)	35-0257090 (I.R.S. Employer Identification No.)

500 Jackson Street
P. O. Box 3005
Columbus, IN  47202-3005
(Principal Executive Office)  (Zip Code)

Registrant's telephone number, including area code:  (812) 377-5000

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

d)   Election of New Director

On July 11, 2005, the Board of Directors of Cummins Inc. (the "Company") elected Cummins President and Chief Operating Officer Joe Loughrey as a director of the Company to serve until the Company's next annual meeting of shareholders.

The Company's press release is attached as Exhibit 99.1 and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

     Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

99.1   Press release dated July 12, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2005

Cummins Inc.
By: /s/ Marsha L. Hunt ______________________________ Marsha L. Hunt Vice President - Corporate Controller Principal Accounting Officer

July 12 - Cummins President, COO Joe Loughrey Elected to Company's Board of Directors

CCN Publish July 12, 2005

----------For Immediate Release----------

COLUMBUS, IND - Cummins President and Chief Operating Officer Joe Loughrey has been elected to the Cummins Board of Directors, the Company announced today. Loughrey becomes the ninth member of the Cummins board.

Loughrey, 55, was named to his current executive position in May after serving as Executive Vice President and President - Engine Business for more than five years. He joins Chairman and CEO Tim Solso as the only Cummins employees on the board.

"We are delighted to have Joe on the board," Solso said. "Joe's knowledge of Cummins and his commitment to excellence are second to none, and his presence on the board will be invaluable as we chart the Company's future course."

Cummins Directors are elected annually by shareholders, with the results announced at the Company's annual meeting each spring.

Loughrey joined Cummins in 1974 and has held a number of leadership roles in the Company during his tenure. Under Loughrey's leadership, the Engine Business recorded its highest level of sales and earnings, helping lead Cummins to record sales and net earnings in 2004.

Loughrey, a Holyoke, Mass., native and Columbus resident, graduated from the University of Notre Dame in 1971 with a bachelor's degree in economics and African studies. He is a member of the board of the Cummins Foundation, the National Association of Manufacturers, Tower Automotive Inc., Sauer-Danfoss Inc. and the Columbus Learning Center Management Corp. He also serves on the Advisory Council for the College of Arts & Letters at the University of Notre Dame

Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in more than 160 countries through its network of 550 Company-owned and independent distributor facilities and more than 5,000 dealer locations. With more than 28,000 employees worldwide, Cummins reported sales of $8.4 billion in 2004. Press releases can be found on the Web at www.cummins.com.